UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2025

UNIVERSAL SAFETY PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-31747	52-0898545
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11407 Cronhill Drive, Suite A, Owings Mills, Maryland 21117

(Address of principal executive offices) (Zip Code)

(410) 363-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, $0.01 par value	UUU	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01            Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 below is incorporated in its entirety herein by reference.

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2025, Universal Safety Products, Inc., a Maryland corporation (the “Company”) entered into an employment agreement (the “Agreement”) with Harvey B. Grossblatt, the Company’s President and Chief Executive Officer, to continue to serve as the Company’s President and Chief Executive Officer through July 31, 2027.

Pursuant to the Agreement, Mr. Grossblatt will be paid a base salary of $352,286 per annum (the “Base Salary”). Additionally, Mr. Grossblatt is entitled to bonus compensation based upon milestone amounts of the Company’s receipt of gross proceeds from capital raises from the date of the Agreement through July 31, 2027, with the first bonus equal to $2.5 million upon receipt of gross proceeds of at least $100 million, with additional bonuses of $1.0 million for each $100 million of gross proceeds between $200 million and $900 million, with a final potential bonus of $500,000 upon gross proceeds of $1 billion, which would result in total bonus payments to Mr. Grossblatt of $10 million. Mr. Grossblatt is also entitled to life, health and disability insurance benefits, medical reimbursement, automobile allowance, and Company paid retirement plan contributions.

If the Agreement is terminated by Mr. Grossblatt for good reason, Mr. Grossblatt is entitled to receive his compensation through any balance of the employment term plus a lump sum payment equal to his last 12 months Base Salary, health benefits for three years, and an additional lump sum payment payable on each of the first three anniversaries of the termination equal to the 401(k) plan contribution the Company would have made on behalf of the Company had he remained employed by the Company.

If Mr. Grossblatt’s employment is terminated following or in anticipation of a “change of control” of the Company, Mr. Grossblatt will be entitled to receive a lump sum payment equal to his base salary for the balance of the Agreement’s term plus three times Mr. Grossblatt’s last 12 months Base Salary. In addition, Mr. Grossblatt is entitled to receive health benefits for three years, and an additional lump sum payment payable on the anniversary of the termination equal to the 401(k) plan contribution the Company would have made on behalf of the Company had he remained employed by the Company for three years. In the event of a change in control Mr. Grossblatt will receive an amount equal to three times his Base Salary for the last 12 months, limited to 2.99 times Mr. Grossblatt’s average annual taxable compensation from the Company which is included in his gross income for the five taxable years of the Company ending before the date on which the change of control occurs.

If the Agreement is terminated by the Company due to Mr. Grossblatt’s death, Mr. Grossblatt’s estate is entitled to receive a lump sum payment equal to his base salary for the greater of the balance of the Agreement’s term or one year, reduced by any individual life insurance benefits the premiums for which are paid for by the Company, plus the amount of the Company’s last 401(k) plan contribution made on behalf of Mr. Grossblatt. In addition, Mr. Grossblatt’s estate is entitled to the health insurance and medical reimbursement benefits for the longer of the balance of the term or three years following the date of death, or the cash equivalent thereof.

If the Agreement is terminated by the Company due to Mr. Grossblatt’s disability, Mr. Grossblatt is entitled to the continuation of the payment of his base salary for the balance of the term, reduced by any group or individual disability income insurance benefits the premiums for which are paid for by the Company and Social Security disability benefits paid to Mr. Grossblatt. In addition, Mr. Grossblatt is entitled to the health insurance and medical reimbursement benefits and a payment equal to the 401(k) plan contribution the Company would have made on behalf of the Company had he remained employed by the Company, for the longer of the balance of the term or three years following the date of disability, or the cash equivalent thereof.

The Agreement generally prohibits Mr. Grossblatt from competing with the Company during the term and during any subsequent period during which he receives compensation from the Company.

The Employment Agreement includes a “clawback” provision in which Mr. Grossblatt agrees that the Company can recoup any compensation or benefits provided to him that are required by applicable law to be subject to recovery or recoupment.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits.

(d)                          Exhibits:

Exhibit No.	Description
10.1*	Employment Agreement, dated October 1, 2025, by and between Universal Safety Products, Inc. and Harvey B. Grossblatt.

101	Pursuant to Rule 406 of Regulation S-T, the cover page is formatted in Inline XBRL (Inline eXtensible Business Reporting Language).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document and included in Exhibit 101).

*            Indicates management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL SAFETY PRODUCTS, INC.

Dated: October 2, 2025	/s/ Harvey B. Grossblatt
Harvey B. Grossblatt
President and Chief Executive Officer

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